                                                                    Exhibit 10.4

                                                                  CONFORMED COPY

                              DATED 29 APRIL, 2005

                  FERRO METAL AND CHEMICAL CORPORATION LIMITED

                                       and

                             KOFFOLK (1949) LIMITED

                                       and

                              MRG HOLDINGS LIMITED

                     AGREEMENT FOR THE SALE AND PURCHASE OF
                   THE ENTIRE SHARE CAPITAL IN WYCHEM LIMITED

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.    Definitions and interpretation.....................................     1
2.    Sale of the Sale Shares............................................     9
3.    Consideration......................................................    10
4.    Completion.........................................................    10
5.    Post-completion matters and further assurances.....................    11
6.    Warranties.........................................................    14
7.    Tax covenant.......................................................    15
8.    Restrictive covenants..............................................    15
9.    Claw-Back Provisions...............................................    17
10.   Announcements and confidentiality..................................    18
11.   Preservation of rights.............................................    19
12.   Notices............................................................    20
13.   Time...............................................................    21
14.   Entire agreement...................................................    21
15.   Alterations........................................................    22
16.   Severability.......................................................    22
17.   Counterparts.......................................................    22
18.   Payment of costs...................................................    22
19.   Successors, assigns and third party rights.........................    23
20.   Applicable law and submission to jurisdiction......................    23

Schedule 1 - Sellers Details
Schedule 2 - Details of the Company
Schedule 3 - Warranties
Schedule 4 - Sellers Protection Provisions
Schedule 5 - Completion Provisions
Schedule 6 - The Properties
Schedule 7 - Tax Covenant
Schedule 8 - Business Information
Schedule 9 - Completion Accounts
Schedule 10 - Restricted Products

                              SHARE SALE AGREEMENT

Date: 29 April, 2005

Parties:

(1) THE PERSONS whose names and addresses are stated in schedule 1 (together the "Sellers"); and

(2) MRG HOLDINGS LIMITED (a company registered in England and Wales with number 05315200) having its registered office at Market House, 10 Market Walk, Saffron Walden, Essex, CB10 1JZ (the "Buyer").

Operative provisions:

1.   DEFINITIONS AND INTERPRETATION

1.1 In this agreement unless the context otherwise requires the following expressions have the following meanings:

     "ACCOUNTING STANDARDS" statements of standard accounting practice (including financial reporting standards) issued pursuant to Section 256 of CA 1985 by the Accounting Standards Board Limited or such other body prescribed by the Secretary of State from time to time pursuant to Section 256 of CA 1985;

     "ACCOUNTS" the Company's audited annual accounts (as defined in section 262 CA 1985) for the accounting reference period ended on the Accounts Date, including the notes to those accounts and the associated directors' and auditors' reports;

     "ACCOUNTS DATE" 30 June, 2004;

     "ACCOUNTS RELIEF" any Relief the availability of which has been (i) shown or taken into account as an asset in the Accounts or (ii) taken into account in computing (and so reducing) any provision for deferred tax which appears in the Accounts or has resulted in no provision for deferred tax being shown in the Accounts;

     "AFFILIATE" any holding company or subsidiary undertaking of any company or any subsidiary undertaking of such holding company;

     "AGREED DOCUMENTS" this agreement and all the agreed form documents referred to in it;

     "AGREED FORM" in a form which has been agreed by the parties and which has been duly executed or initialled for identification by them or on their behalf;

     "BUSINESS DAY" any day other than a Saturday, Sunday or public holiday in England and Wales;

     "BUSINESS INFORMATION" Confidential Information belonging exclusively to the Company, including the processes employed by the Company in the creation of the products listed in schedule 8;

     "BUYER'S ACCOUNTANTS" such accountants as the Buyer may from time to time appoint;

     "BUYER'S SOLICITORS" Pellys LLP of The Old Monastery, Windhill, Bishops Stortford, Hertfordshire CM23 2ND;

     "CA 1985" the Companies Act 1985;

     "COMPANY" Wychem Limited, details of which are set out in schedule 2;

     "COMPLETION" completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 4 and schedule 5;

     "COMPLETION ACCOUNTS" the accounts referred to in clause 5, prepared in accordance with schedule 9;

     "COMPLETION DATE" the date of this agreement;

     "CONFIDENTIAL INFORMATION" all information and records of a confidential or proprietary nature wherever located (including accounts, business plans and financial forecasts, Tax records, correspondence, designs, drawings, manuals, specifications, customer, sales and supplier information, technical or commercial expertise, software, formulae, processes, trade secrets, methods, knowledge and know-how) and which (either in their entirety or in the precise configuration or assembly of their components) are not publicly available and in each case whether or not recorded;

     "CONTRACTS ACT" the Contracts (Rights of Third Parties) Act 1999;

     "DPA 1998" the Data Protection Act 1998;

     "DISCLOSURE LETTER" the agreed form letter of the same date as this agreement from the Sellers to the Buyer disclosing certain matters in relation to the Warranties which has been delivered to the Buyer prior to the execution of this agreement;

     "ENACTMENT" any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

     "ENCUMBRANCE" any option, trust, power of sale, title retention, pre-emption right, right of first refusal, Security Interest or other right, claim or interest, whether legal or equitable, of any third party (or an agreement or commitment to create any of them);

     "ENVIRONMENT" means air (including the air within buildings and the air within other natural or man-made structures whether above or below ground), water (including water under or within land or in drains or sewers and coastal and inland waters), and land (including land under water) and any other meaning given to "Environment" under any Environmental Law;

     "ENVIRONMENTAL LAWS" any and all statutes and subordinate legislation and any and all licences, consents, permits or other authorisations made or issued pursuant to or under or required by Environmental Laws in relation to the carrying on of the business of the Company which relate to:-

     (a)  the protection of the Environment; and/or

     (b) the mitigation, abatement, containment or prevention of harm or damage to or other interference with the Environment, including by Relevant Substances; and/or

     (c) the provision of remedies in respect of harm or damage to or other interference with the Environment;

     "ENVIRONMENTAL LICENCE" any and all licences, consents, permits or other authorisations made or issued pursuant to or under or required by Environmental Laws in relation to the carrying on of the business of the Company;

     "ENVIRONMENTAL PROCEEDINGS" any judgment, order, injunction or any proceeding (whether criminal, civil, judicial, regulatory or administrative), suit, action, claim, demand, citation, notice or complaint by or on behalf of any Relevant Authority or third party against the Company arising out of or in connection with any of the Properties pursuant to Environmental Laws;

     "EVENT" any event, act, transaction, action or omission (whether or not the Company is a party to it) and includes the disposal of the Sale Shares under this agreement, any change in the residence of any person for the purposes of Tax, the death or dissolution of any person, the receipt or accrual of any income profits or gains, any distribution, any transfer payment, loan or advance, and any event which is deemed to have occurred or is treated or regarded as having occurred for the purposes of Tax Legislation;

     "FAIRLY DISCLOSED" disclosed in such manner and in such detail as to enable a reasonable buyer having the characteristics of the Buyer, and in particular the fact that the certain directors of the Buyer are employees or former employees of the Company, to make an informed and accurate assessment of the matter concerned;

     "GOOD INDUSTRY PRACTICE" means the exercise of that degree of skill, diligence, prudence and foresight and the use of investigation, design and environmental and engineering principles which would reasonably and ordinarily be expected from a skilled and experienced person undertaking activities of the type in question under the same or similar circumstances and conditions and location concerned;

     "GUARANTEE" any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or by way of counter-indemnity by a person to secure or support the obligations (actual or contingent) of any third party;

     "HISTORIC CONTAMINATION" means any Relevant Substances present on or before the Completion Date in the Environment at, on or under any Property (including any migration of such Relevant Substances from the Properties whether before or after the Completion Date);

     "HOLDING COMPANY" a holding company as defined by sections 736 and 736A CA 1985;

     "ICTA 1988" the Income and Corporation Taxes Act 1988;

     "INCOME, PROFITS OR GAINS" includes income, profits or gains (including capital gains) of any description or from any source and income, profits or gains which are deemed to have been treated as earned, accrued or received for the purposes of any Tax;

     "INTELLECTUAL PROPERTY" means:

     (a) patents, patent applications, know-how, trade marks, trade mark applications, service marks, trade names, registered designs, applications and rights to apply for any of those rights, trade, business and company names, copyright or other similar industrial or commercial right, database rights;

     (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

     (c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

     (d)  the right to sue for past infringements of any of the foregoing rights

     "INTELLECTUAL PROPERTY RIGHTS" all Intellectual Property owned by the Company;

     "INTRA-GROUP DEBT" any amounts owing from the Company to any member of the Sellers' group of companies other than debts arising in the ordinary course of trading;

     "IT SYSTEMS" any computer hardware, software, operating systems, firmware, networking equipment or other equipment which is reliant on microchip technology owned by the Company;

     "LOSS" in relation to an Accounts Relief, the reduction modification claw-back counter-action disallowance or failure to obtain that Accounts Relief and "lost" shall be construed accordingly;

     "NEW RELIEF" any Relief which arises:

     (a)  as a result of any Event occurring after the Accounts Date; or

     (b)  in respect of any period commencing on or after the Accounts Date;

     "NOMINATED ACCOUNT" the Sellers' Solicitors' client account with the following details:

     Bank:         Coutts & Co
                   440 Strand
                   London WC2 0QS
     Swift Code:   COUTGB22
     Sort Code:    18-00-91
     IBAN No.:     GB97 COUT 180091 59812140
     A/c No.:      59812140
     A/c Name:     Cleary Gottlieb Steen & Hamilton LLP Client Dollar A/c;

     or such other account as the Sellers' Solicitors shall specify in writing;

     "OFFICIAL REQUIREMENT" any enactment, ordinance, pact, decree, treaty, code, directive, order, notice or official published plan or policy with legal or actual force in any geographical area and/or over any class of persons;

     "PERMIT" means:

     (a) a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or

     (b)  a filing of a notification, report or assessment,

     in each case necessary for the effective operation of the Company's business, its ownership, possession, occupation or use of an asset or the execution or performance of this Agreement;

     "PERSONAL DATA" any data held by the Company or sold or otherwise transferred or disclosed to the Buyer under or in contemplation of this agreement which falls within the definition of "personal data" given from time to time in DPA 1998;

     "PHIBRO" Phibro Animal Health Corporation, a company incorporated under the laws of the State of New York;

     "PROCESS" has the meaning given in DPA 1998;

     "PROHIBITED AREA" worldwide;

     "PROPERTIES" the freehold properties details of which are respectively set out in schedule 6;

     "RELEVANT AUTHORITY" any person or authority (including any nation, national or local governmental or international organisation and any subdivision or agency or executive arm of any of them, any court or judicial officer or any securities exchange) with legal or de facto power to impose and/or enforce compliance with any Official Requirement;

     "RELEVANT BREACH" any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of any of the Warranties;

     "RELEVANT DATE" the date of the First Phase Report of the Site Protection and Monitoring Programme for the Company, being 30 April, 2004;

     "RELEVANT SUBSTANCE" any substance (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the Environmental Protection Act
     1990) which is capable of causing harm to man or any other living organism supported by the Environment or damaging the Environment or public health or welfare;

     "RELIEF" any loss relief allowance exemption set-off deduction credit right to repayment or other relief available in relation to Tax or to the computation of income profits or gains for the purposes of Tax;

     "REMEDIAL ACTION" any action that is required by Environmental Law or by a Relevant Authority, or that is reasonably necessary to address a significant risk to human health or the Environment, to investigate, clean up, treat, remediate, control or remove Historic Contamination but to no higher standard than to achieve the Remedial Action standard required by Environmental Law or by a Relevant Authority or to the extent reasonably necessary to address any significant risk to human health or the Environment assuming in all cases the category of use (as laid down in the planning and/or zoning laws of the relevant Property) continues as that at the Completion Date;

     "RESPECTIVE PROPORTIONS" the respective proportions in which the Sellers are entitled to share the consideration for the Sale Shares as shown in schedule 1;

     "RESTRICTED PRODUCTS" the products listed in schedule 10;

     "SALE SHARES" the 200,000 Ordinary "A" Shares of L1.00 each and the 600,000 Ordinary "B" Shares of L1.00 each in the capital of the Company as referred to in schedules 1 and 2;

     "SECURITY INTEREST" a mortgage, lien, pledge, charge (fixed or floating), assignment by way of security, hypothecation or other security interest (or an agreement or commitment to create any of them);

     "SELLERS' ACCOUNTANTS" such accountants as the Sellers may from time to time appoint;

     "SELLERS' SOLICITORS" Cleary Gottlieb Steen & Hamilton LLP of City Place House, 55 Basinghall Street, London EC2V 5EH;

     "SELLING DIRECTORS" Jack Clifford Bendheim, James Owen Herlands and Marvin Stuart Sussman, each being ex-directors of the Company that resigned from their positions as directors of the Company on or shortly prior to the date hereof;

     "SUBSIDIARY" a subsidiary as defined by sections 736 and 736A CA 1985;

     "TAX" any tax and any duty, levy, contribution or charge in the nature of tax, whether domestic or foreign, and any penalty or interest connected therewith;

     "TAX AUTHORITY" the Inland Revenue, HM Customs & Excise or other relevant Authority, (whether within or outside the United Kingdom) involved in the assessment, collection or administration of Tax;

     "TAX CLAIM" any notice, demand, assessment, letter or other document issued or action taken by or on behalf of any Tax Authority (whether before, on or after the date of this agreement) from which it appears that a Tax Liability is to be or may come to be imposed on the Company or that the Company is liable or is sought to be made liable to make any payment or increased or further payment to that Tax Authority;

     "TAX COVENANT" the covenant by the Sellers contained in schedule 7;

     "TAX LEGISLATION" any enactment, law or regulation providing for the imposition of Tax;

     "TAX LIABILITY" a liability to make an actual payment of, or of an amount in respect of, Tax (whether or not that liability is also or alternatively a liability of, or chargeable against or attributable to, any other person and whether or not the Company shall or may have a right of recovery or reimbursement against any other person);

     "TAX WARRANTIES" the Warranties contained in paragraphs 21, 22, 23 and 24 of schedule 3;

     "TCGA 1992" the Taxation of Chargeable Gains Act 1992;

     "VATA 1994" the Value Added Tax Act 1994;

     "WARRANTIES" means the warranties contained in clause 6 and schedule 3;

     "WARRANTY CLAIM" any claim made by the Buyer for breach of any of the Warranties or any claim made under the Tax Covenant; and

     "WORKING CAPITAL AMOUNT" the aggregate value, as at the date of Completion, of all the Company's cash, stock and inventory, debtors and prepayments less creditors and accruals (but excluding any deferred taxes, deferred pollution control costs, management fees or Intra-Group Debt) as shown in the Completion Accounts.

1.2  In this agreement unless the context otherwise requires:

     1.2.1 references to a clause or schedule are to a clause of, or a schedule to, this agreement, references to this agreement include its schedules and references in a schedule or part of a schedule to a paragraph are to a paragraph of that schedule or that part of that schedule;

     1.2.2 references to this agreement or any other document or to any specified provision in any of them are to this agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with their terms or, as the case may be, with the agreement of the relevant parties;

     1.2.3 words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

     1.2.4 the words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

     1.2.5 a person is connected with another person if he is so connected within the meaning of section 839 ICTA 1988;

     1.2.6 a reference to any enactment shall include:

          (a) any provision which it has re-enacted (with or without modification) or modified; and

          (b) that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date of this agreement;

          but any such changes taking effect after the date of this agreement shall not impose any additional liability or obligation on any of the parties or (except as specified in clause 16.1) deprive any of them of any right, in each case under this agreement; and

     1.2.7 references to books, records or other information include paper, electronically or magnetically stored data, film, microfilm, and information in any other form and references to "writing" or "written" include faxes and any other method of reproducing words in a legible and non-transitory form (excluding email).

1.3 The contents table and the descriptive headings to clauses, schedules and paragraphs in this agreement (and notes in brackets describing the subject matter of any enactment) are inserted for convenience only, have no legal effect and shall be ignored in interpreting this agreement.

1.4 Where any party gives in this agreement any indemnity in favour of any other party, the obligation of the indemnifying party shall be to make the relevant payment forthwith in full on demand and without any set-off, counterclaim or other deduction.

1.5 All agreements, obligations and liabilities (whether under warranties, representations, indemnities or otherwise) in this agreement on the part of any two or more of the Sellers are (unless expressly provided otherwise) joint and several and shall be construed accordingly and references to the Sellers shall include each of them severally.

1.6 Reference to an Event occurring on or before any date shall be deemed to include:

     1.6.1 any combination of two or more Events only the first or some of which shall have occurred before that date; and

     1.6.2 any Event which is treated or deemed to occur on or before that date for the purposes of any Tax.

2.   SALE OF THE SALE SHARES

2.1 The Sellers shall sell to the Buyer and the Buyer (relying, as the Sellers acknowledge, on the warranties, undertakings, covenants and indemnities of the Sellers referred to or contained in the Agreed Documents) shall purchase from the Sellers the Sale Shares.

2.2  The Sellers warrant to the Buyer that:

     2.2.1 the Sellers have the right to dispose of the Sale Shares on the terms set out in this agreement; and

     2.2.2 the Sellers are the legal and beneficial owners of the Sale Shares set alongside their names in schedule 1 and such Sale Shares are free of any Encumbrances;

     and the transfers of the Sale Shares to the Buyer shall be deemed to include expressly and be made subject to all the above provisions of this clause 2.2.

2.3 Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Company after Completion).

2.4 Each Seller waives and releases (to the extent entitled to do so) any Encumbrance created by the Articles of Association of the Company or otherwise over Sale Shares agreed to be sold by the other Sellers.

2.5 The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.   CONSIDERATION

3.1 The consideration for the Sale Shares shall be the payment on Completion by the Buyer to the Sellers of $3,741,664.20 subject to adjustment as provided in clause 5 and clause 9. The amount of the Intra-Group Debt is $1,008,335.80 and, upon Completion, the Buyer shall procure that the Company repays this amount to Phibro.

3.2 As between themselves the Sellers shall be entitled to the consideration received in respect of the Sale Shares in their Respective Proportions.

4.   COMPLETION

4.1 Completion shall take place at the offices of the Sellers' Solicitors (or at such other place as the parties may agree) on the Completion Date when all (but not part only unless the parties shall so agree) of the business set out in schedule 5 shall be transacted and the parties agree the matters contained in schedule 5.

4.2 Following compliance with the provisions of schedule 5, the Buyer shall pay the consideration for the Sale Shares by electronic funds transfer to the Nominated Account (the Sellers' Solicitors being authorised to receive it in that account), payment of the consideration for the Sale Shares into that account, and repayment of the Intra-Group Debt to Phibro, shall discharge the obligations of the Buyer under clause 3 and the Buyer shall have no obligation as to the distribution to or allocation of the consideration for the Sale Shares between the Sellers.

4.3  In consideration of the Buyer entering into this agreement each Seller:

     4.3.1 confirms that following Completion neither he nor any person connected with him will have any claim of any kind (actual or contingent) against the Company on any account except in respect of amounts due and payable for goods and services supplied by way of trading in the ordinary course of business; and

     4.3.2 irrevocably and unconditionally waives and undertakes to procure that each person connected with him shall waive with effect from Completion any claim (actual or contingent) which any of them may have against the Company except for those identified in clause 4.3.1.

5.   COMPLETION ACCOUNTS, POST-COMPLETION MATTERS AND FURTHER ASSURANCES

     PREPARATION OF COMPLETION ACCOUNTS

5.1 Forthwith after Completion and in any event within 30 Business Days of Completion, the Buyer shall procure that the Completion Accounts are prepared in accordance with schedule 9 and that the Completion Accounts shall be delivered to the Sellers.

5.2 For the purposes of this clause 5, the Sellers shall pay the charges of the Sellers' Accountants and other representatives and the Buyer shall pay the charges of the Buyer's Accountants and other representatives.

5.3 Unless within 20 Business Days after receipt of the Completion Accounts pursuant to clause 5.1 the Sellers shall have notified the Buyer of any disagreement or difference of opinion relating to the Completion Accounts, the parties shall be deemed to have accepted such Completion Accounts as accurate.

5.4 If within the period of 20 Business Days referred to in clause 5.3 the Sellers shall have notified the Buyer of any disagreement or difference of opinion relating to the Completion Accounts, and if, using their respective reasonable endeavours, the Buyer and the Sellers are able to resolve, or procure the resolution of, such disagreement or difference of opinion within 15 Business Days of the receipt of such notice, the parties shall be deemed to have accepted such accounts (as revised by such resolution) as accurate.

5.5 If the Sellers and the Buyer are unable to so resolve or procure such resolution within the 15 Business Day period referred to in clause 5.4, the matter in dispute shall be referred to a person agreed by the Sellers and the Buyer or, in the absence of such agreement, or if such agreement has not occurred within a further five Business Days, by a person nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application of either the Sellers or the Buyer, such person (the "INDEPENDENT ACCOUNTANT") to act as an expert and not an arbitrator, whose decision (in the absence of manifest error) shall be final and binding on the Sellers and the Buyer and whose costs shall be borne equally by the Sellers and the Buyer. The Independent Accountant shall be instructed to determine the form and content of the Completion Accounts in accordance with the provisions of this clause 5 and schedule 9 and to make such determination within 15 Business Days of such instruction.

5.6 The parties shall use their respective reasonable endeavours to assist the Buyer's and the Sellers' respective representatives, the Buyer's Accountants, the Sellers' Accountants and (if applicable) the Independent Accountant and shall endeavour to procure that the matters required of each of them under this clause 5 are fulfilled as soon as practicable after their respective appointments. Without prejudice to the generality of the foregoing, each of the parties shall promptly on request supply, or procure that promptly on request there is supplied, to such persons all such documents and information as they each may require for such fulfilment.

     ADJUSTMENT OF CONSIDERATION

5.7 If the Working Capital Amount is more than L15,000 greater than L779,000, the Buyer shall pay to the Sellers the full amount of the excess and if the Working Capital Amount is more than L15,000 less than L779,000, the Sellers shall pay to the Buyer the full amount of the deficiency, provided that the Sellers shall have no obligation under this clause 5.7 to pay to the Buyer an amount in excess of L779,000. The amount of the excess or the deficiency to be paid pursuant to this clause 5.7 shall be referred to in this Agreement as the "WORKING CAPITAL ADJUSTMENT".

5.8  The Working Capital Adjustment shall be paid in cash:-

     (a) within 60 days of Completion or, if the Completion Accounts have not been accepted or settled (whether under clause 5.3, 5.4 or 5.5) prior to such date, within 10 Business Days after the date on which the Completion Accounts have been accepted or settled (whether under clause 5.3, 5.4 or 5.5) together with interest on the amount to be paid calculated at the rate of 2 per cent. above the base lending rate from time to time of Lloyds TSB Bank plc from Completion until the date of actual payment;

     (b) by electronic transfer for same day value to such bank account of the Buyer (if payment is to be made by the Sellers) as is notified to the Sellers by the Buyer (such notification to be made prior to the due date for payment) or to the bank account of the Sellers' Solicitors (if payment is to be made by the Buyer). Payment of such sum by such method shall be an effective discharge of the payer's obligation to pay such sum and the payer shall not be concerned to see to the application or be answerable for the loss or misapplication of such sum; and

     (c)  in full without any deduction, set-off or counterclaim.

5.9 Each Seller declares that for so long as he remains the registered holder of any of the Sale Shares after Completion he shall:

     5.9.1 hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer and any successors in title to the Buyer; and

     5.9.2 deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 5.9.1 as the Buyer or any such successor may direct.

5.10 Each Seller appoints the Buyer as his lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of the Company from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Sale Shares and for that purpose each Seller authorises:

     5.10.1 the Company to send any notices or other communications in respect of his holding of Sale Shares to the Buyer; and

     5.10.2 the Buyer to complete in such manner as it thinks fit and to return proxy forms, consents to short notice and any other document required to be signed by him in his capacity as a member.

5.11 As soon as reasonably practicable following Completion the Sellers shall (and shall procure that any relevant third party shall) send to the Buyer at its registered office for the time being all documents, correspondence, memoranda, files and other records to which the Company is entitled and which are not located at the Properties or delivered at Completion (whether or not referred to in schedule 5).

5.12 Each Seller shall execute or, so far as is within his power, procure that any relevant third party shall execute, all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after Completion require in order to give effect to this agreement and any documents entered into under it and to give to the Buyer the full benefit of all the provisions of this agreement.

6.   WARRANTIES

6.1 In consideration of the Buyer entering into this agreement the Sellers warrant to the Buyer:

     6.1.1 (subject to clause 6.3) in the terms set out in schedule 3; and

     6.1.2 that any statement in schedule 3 which is qualified as being made "so far as the Sellers are aware" or "to the best of the knowledge, information and belief of the Sellers" or any similar expression is so qualified by reference to the actual knowledge of Dani Bendheim, having made due enquiry of Terry Robinson.

6.2 Subject to the provisions of Schedule 4 and without prejudice to any other provision of this Agreement, the Sellers shall indemnify the Buyer against any loss, claim, demand or damage (including costs) arising from breach of the Warranties in paragraphs 2.1 and 2.2 of schedule 3 or of the warranties in clause 2.2.

6.3 The Warranties are qualified to the extent of those matters Fairly Disclosed in the Disclosure Letter. Any claim in respect of any purported breach of any Warranty or representation contained herein, other than those Warranties and representations contained in paragraphs 5, 14 and 16 of schedule 3 or in the Tax Warranties, arising in respect of any matter known or which ought to have been known by the Buyer, by Terry Robinson, or by Bill Mathison, to be a breach of such Warranty or representation prior to Completion is hereby waived by the Buyer. Any claim in respect of any purported breach of any Warranty or representation contained in paragraphs 5, 14 and 16 of schedule 3 or the Tax Warranties, arising in respect of any matter known by the Buyer, by Terry Robinson, or by Bill Mathison, to be a breach of such Warranty or representation prior to Completion is hereby waived by the Buyer.

6.4  Each of the paragraphs in schedule 3:

     6.4.1 shall be construed as a separate and independent warranty; and

     6.4.2 except as expressly provided otherwise in this agreement, shall not be limited by reference to any other paragraph in schedule 3 or by any other provision of any Agreed Document;

     and the Buyer shall have a separate claim and right of action in respect of every Relevant Breach.

6.5 All claims by the Buyer for damages or compensation in respect of any Relevant Breach shall be subject to the provisions for the protection of the Sellers in schedule 4.

6.6 The Warranties shall not in any respect be extinguished or affected by Completion.

6.7  Each Seller agrees with the Buyer:

     6.7.1 that the giving by the Company and/or any of its directors, employees, agents or advisers to any of the Sellers or their respective agents or advisers of any information or opinion in connection with the Warranties or the Agreed Documents or otherwise in relation to the business or affairs of the Company or in connection with the negotiation and preparation of the Agreed Documents shall not be deemed a representation, warranty or guarantee to any party of the accuracy of any such information or opinion;

     6.7.2 to waive any right or claim which he may have against the Company and/or any of its directors, employees agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

     6.7.3 that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to the Agreed Documents (including the Warranties).

7.   TAX COVENANT

7.1 The Sellers covenant with the Buyer in the terms of the Tax Covenant, which shall take effect from Completion.

8.   RESTRICTIVE COVENANTS

8.1 In order to protect the value of the Sale Shares and the Business Information each Seller covenants with the Company and the Buyer that without the prior consent in writing of the Buyer (such consent not to be unreasonably withheld) he shall not directly or indirectly, whether himself, or by his employees or agents and whether on his own behalf or on behalf of any other person, firm or company or otherwise, for the period specified in clause 8.2:

     8.1.1 carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether or not for reward) in, provide any technical, commercial or professional advice to, or assist in any manner any business which is or is about to be involved in the manufacture, production, distribution or sale of the Restricted Products or any of them in the Prohibited Area in competition with the Company;

     8.1.2 in relation to the Restricted Products or any of them, solicit or canvass, accept orders from or otherwise deal with any person who:

          (a) was a customer of the Company at any time during the 24 months prior to the Completion Date; or

          (b) at the Completion Date was in the process of negotiating or contemplating doing business with the Company;

          and with whom that Seller had personal dealing in the course of the Company's business;

     8.1.3 solicit or entice away or attempt to solicit or entice away from the Company any senior employee employed or otherwise engaged by the Company on the Completion Date, whether or not that person would commit any breach of any employment contract by leaving the employment of the Company; or

     8.1.4 employ or otherwise engage any person, other than George Moffett, who at the Completion Date or during the preceding 24 months was employed or otherwise engaged by the Company and who as a result is or is reasonably likely to be in possession of any Business Information.

8.2 The covenants in clause 8.1 shall apply for the period of three years from the Completion Date; and

8.3 Each Seller covenants with the Buyer that he shall not at any time after Completion directly or indirectly, whether himself, or by his employees or agents or otherwise:

     8.3.1 carry on any trade or business or be associated with any person involved in any trade or business using the name Wychem or any name incorporating any words in that trading name or any confusingly similar name;

     8.3.2 in the course of carrying on any trade or business, claim, represent or otherwise indicate any ongoing association with the Company or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company (other than in the case of any announcement made in accordance with the provisions of clause 10 upon Completion in respect of the sale of the Company hereunder);

     8.3.3 interfere or seek to interfere with, or with the continuance of, the supply of goods and services to or by the Company (or the terms of any such supply); or

     8.3.4 (subject to clause 8.5) without the consent of the Company or the Buyer use, whether on his own behalf or on behalf of any third party, or disclose to any third party, any Business Information; or

8.4 The Sellers shall not, either alone or jointly with, through or as managers, adviser, consultant or agent for a person, directly or indirectly use or authorise, encourage or assist any person to use in connection with any business or company, any of the Intellectual Property Rights (in particular (but without limitation) a name consisting of the word "Wychem" or resembling the same) or use in that connection anything which is intended, or is likely to be confused with any of the Intellectual Property Rights.

8.5  The restrictions in clauses 8.3.4 shall not apply:

     8.5.1 to any Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this agreement; or

     8.5.2 to any Seller to the extent that he is required to disclose Business Information by any Official Requirement (including the regulations of any securities exchange or other Relevant Authority to which he is subject).

8.6 Each Seller agrees with the Buyer that the covenants in clauses 8.1 to 8.3 inclusive (on which each Seller confirms that he has received independent legal advice):

     8.6.1 are necessary for the protection of the value of the Sale Shares and the Company; and

     8.6.2 are given to induce the Buyer to enter into this agreement and in consideration of it doing so.

9.   CLAW-BACK PROVISIONS

9.1 In the event that the Buyer sells or transfers, whether directly or indirectly through the transfer in ownership of any holding company of the Company or otherwise, the Sale Shares or transfers in any way the business or a majority of the assets of the Company (the "CLAW-BACK SALE") within the period of two years (2) from the date of Completion (the "CLAW-BACK PERIOD") then;

9.2 the Buyer shall notify the Sellers of any Claw-Back Sale within the Claw-Back Period giving to the Sellers details of the Buyer of the Claw-Back Sale and the price payable under the agreement for the Claw-Back Sale, which price so notified shall include all forms of consideration whatsoever, whensoever and howsoever payable, whether cash or otherwise and whether actual, contingent or deferred; and

9.3 other than in the case of a Claw-Back Sale to an Affiliate of, or person connected with, the Buyer, on completion of any Claw-Back Sale the Buyer shall account to the Sellers for 50% of the amount which represents the difference between the consideration for the Sale Shares paid by the Buyer for the Sale Shares pursuant to this Agreement as provided in clause 3 above and the net proceeds of the Claw-Back Sale by way of an adjustment to the consideration for the Sale Shares payable under clause 3; or

9.4 in the case of a Claw-Back Sale to an Affiliate, or person connected with, the Buyer, the Buyer shall ensure that the purchaser under such Claw-Back Sale undertakes in the agreement for such Claw-Back Sale to perform the obligations of the Buyer in respect of the Claw-Back Sale contained in this clause 9 on any future Claw-Back Sale to any non-Affiliate of the Buyer, or, in the event of any further Claw-Back Sale to another Affiliate, or person connected with, the Buyer, to ensure that the buyer under that further Claw-Back Sale undertakes in like manner.

9.5 For the avoidance of doubt, the net proceeds of any Claw-Back Sale shall be the total consideration paid under the Claw-Back Sale and shall include all forms of consideration whatsoever, whensoever and howsoever payable, whether cash or otherwise and whether actual, contingent or deferred.

9.6 Nothing in this clause 9 shall imply or impose any charge, lien, or restriction or other inhibition in the nature of such on the Buyer in relation to the Sale Shares.

10.  ANNOUNCEMENTS AND CONFIDENTIALITY

10.1 Except as expressly required by any Official Requirement or by any Relevant Authority, all announcements or circulars by, for or on behalf of any of the parties and relating to any matter provided for in any Agreed Document shall be in a form approved in writing by the parties in advance of issue.

10.2 Each party shall (without limit in time, but subject to clause 10.3) keep and procure to be kept secret and confidential all Confidential Information belonging to any other party disclosed or obtained as a result of the discussions and negotiations leading to the execution of, or the performance of, this agreement and shall neither use nor disclose any such Confidential Information except for the purposes of the proper performance of this agreement or with the prior written consent of that other party. Where disclosure is made to any employee, consultant, adviser or agent, it shall be made subject to obligations equivalent to those set out in this agreement. Each party shall use its best endeavours to procure that any such employee, consultant, adviser or agent complies with all those obligations. Each party shall be responsible to each other party in respect of any disclosure or use of any of that other party's Confidential Information by a person to whom disclosure is made. In this clause 10 disclosure includes disclosure in writing or by any other means.

10.3 The obligations of confidentiality in this clause 10 shall not extend to a party in respect of any matter which that party can show:

     10.3.1 is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this agreement;

     10.3.2 was in that party's written records prior to the date of this agreement and not subject to any obligations as to confidentiality;

     10.3.3 was independently disclosed to that party by a third party entitled to disclose it; or

     10.3.4 is required to be disclosed under any Official Requirement or by any Relevant Authority.

11.  PRESERVATION OF RIGHTS

11.1 Either party may, in its discretion, in whole or in part release, compound or compromise, or waive its rights or grant time or indulgence in respect of, any liability to it under any Agreed Document and may do so as regards any one or more of the parties under that liability without affecting the liability of or its rights against any other party in respect of the same or any other liability, whether joint and several or otherwise.

11.2 If either party:

     11.2.1 grants any other party any indulgence, forbearance or extension of time; or

     11.2.2 does not ascertain or exercise any of its rights or remedies, or delays in doing so;

     the rights and remedies of either party in respect of this agreement are not diminished, waived or extinguished.

11.3 Any waiver of any right, obligation or remedy under, or compliance with or breach of any provision of, this agreement must be expressly stated in writing to be such a waiver, must specify the right, remedy, obligation, provision or breach to which it applies and must be signed by an authorised signatory of the party granting such waiver.

11.4 If either party waives any right, obligation or remedy under, or compliance with or breach of any provision of this agreement, it can still enforce that right, obligation or provision or claim that remedy subsequently and that waiver shall not be deemed to be a waiver of any subsequent breach of that or any other provision or of any other right, obligation or remedy.

11.5 The discontinuance, abandonment or adverse determination of any proceedings taken by either party to enforce any right or any provision of this agreement shall not operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by such party of, that or any other right or provision.

11.6 All references in clauses 11.2 to 11.5 to:

     11.6.1 any right shall include any power, right or remedy conferred by this agreement on, or provided by law or otherwise available to, the parties; and

     11.6.2 any failure to do something shall include any delay in doing it.

11.7 The giving by any party of any consent to any act which by the terms of this agreement requires that consent shall not prejudice the right of such party to withhold or give consent to any similar act.

11.8 Clauses 11.1 to 11.6 inclusive shall apply (with the appropriate changes) to any rights under this agreement enforceable under the Contracts Act by any person who is not party to it.

11.9 All of the provisions of this agreement shall, so far as they are capable of being performed or observed, continue to be effective notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the parties' rights in relation to this agreement.

11.10 Without prejudice to the generality of this clause 11, if any Seller shall for any reason (including the illegality, invalidity or unenforceability of any obligation) not be liable in respect of any Relevant Breach or be released by the Buyer from any such liability, the other Seller shall remain liable in full in respect of that Relevant Breach (but without prejudice to their right to a contribution).

12.  NOTICES

12.1 Except as otherwise provided in this agreement, every notice under this agreement shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the intended recipient as the addressee and:

     12.1.1 it is delivered by being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary);

     12.1.2 it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee's authorised address (as defined below); or

     12.1.3 the envelope containing the notice is properly addressed to the addressee at the addressee's authorised address and duly posted by the recorded delivery service (or by international recorded post if overseas) or the notice is duly transmitted to that address by facsimile transmission;

     and, in proving the service of any such notice, it shall be conclusive evidence to prove that the notice was duly given within the meaning of this clause 12.1.

12.2 A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of clause 12.1.3 unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid. A notice sent by facsimile shall not be deemed duly sent for the purposes of clause 12.1.3 unless a transmission report showing successful transmission of the whole of the relevant notice to the correct facsimile number at the authorised address is obtained.

12.3 For the purposes of this clause 12 the authorised address of the Buyer and the Company respectively shall be the address of its registered office for the time being or (in the case of notices sent by facsimile transmission) its facsimile number at that address and the authorised address of each Seller shall be his address as set out in this agreement or such other address as he shall notify to the Buyer for this purpose or (in the case of notices sent by facsimile transmission) the facsimile number at the relevant address.

12.4 Any notice duly given within the meaning of clause 12.1 shall be deemed to have been both given and received:

     12.4.1 if it is delivered in accordance with clauses 12.1.1 or 12.1.2, on that delivery; and

     12.4.2 if it is duly posted or transmitted in accordance with clause 12.1.3 by any of the methods specified in that clause, on the second (or, when sent by airmail, fifth) business day after the day of posting or (in the case of a notice transmitted by facsimile transmission) on receipt by the sender of a transmission report showing the successful transmission of the whole of the relevant notice or (if that transmission is not made during normal working hours on a business day) at 9.00 a.m. on the next business day.

12.5 For the purposes of this clause "notice" shall include any request, demand, instruction, communication or other document.

13.  TIME

13.1 Time shall be of the essence of this agreement as regards any time, date or period whether as originally fixed or as altered in accordance with this agreement.

14.  ENTIRE AGREEMENT

14.1 The Agreed Documents constitute the entire agreement between the parties in relation to the sale and purchase of the Sale Shares and other matters covered by them and supersede any previous agreement between the parties in relation to those matters, which shall cease to have any further effect. It is agreed that:

     14.1.1 no party has entered into any Agreed Document in reliance on, and each party unconditionally waives any claims in relation to, any statement, representation, warranty or undertaking that is not expressly set out or referred to in the Agreed Documents;

     14.1.2 in the absence of fraud, no party shall have any remedy in respect of any untrue statement made, to it or its representatives or agents, prior to this agreement being entered into and on which it or they relied other than representations, warranties or undertakings set out or referred to in the Agreed Documents and that party's only remedy in respect of representations, warranties and undertakings set out in the Agreed Documents shall be for breach of contract; and

     14.1.3 this clause shall not exclude any remedy or liability for fraudulent concealment or fraudulent misrepresentation.

14.2 Each Seller confirms that there are no agreements to which both he (or any connected person) and the Company are party, other than those of the Agreed Documents (if any) to which they are parties.

15.  ALTERATIONS

15.1 No purported alteration of this agreement shall be effective unless it is in writing, refers specifically to this agreement and is duly executed by each party to this agreement.

16.  SEVERABILITY

16.1 Each provision of this agreement is severable and distinct from the others. The parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this agreement but (except to that extent in the case of that provision) it and all other provisions of this agreement shall continue to be effective and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this clause not negating the commercial intent and purpose of the parties under this agreement. The proviso to clause 1.2.6 shall be read subject to this clause 16.1.

16.2 If any provision of this agreement is illegal or unenforceable because any period or area specified in it exceeds that permitted by a Relevant Authority, that provision shall take effect with the minimum modification necessary to make it valid, effective and acceptable to that Relevant Authority subject to that modification not negating the commercial intent of the parties under this agreement.

17.  COUNTERPARTS

17.1 This agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by all of them and, provided that each party duly executes such a counterpart, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

18.  PAYMENT OF COSTS

18.1 Each party shall be responsible for that party's own legal and other costs incurred in relation to the negotiation, preparation and completion of each of the Agreed Documents and all other relevant documents.

18.2 The Company shall not directly or indirectly pay or reimburse any costs or expenses in connection with any investigation relating to the Company or with the negotiation, completion or implementation of the Agreed Documents.

19.  SUCCESSORS, ASSIGNS AND THIRD PARTY RIGHTS

19.1 This agreement shall be binding on and shall enure for the benefit of the successors in title and personal representatives of each party.

19.2 None of the parties (nor any other person entitled to enforce rights under this agreement) may assign the benefit of any rights under this agreement.

19.3 The Company shall be entitled under the Contracts Act to enforce clause 8 of this agreement.

19.4 Except as provided in clauses 19.3:

     19.4.1 the Contracts Act shall not apply to this agreement; and

     19.4.2 no person (including any employee, officer, agent, representative or sub-contractor of a party) other than a party to this agreement shall have the right (whether under the Contracts Act or otherwise) to enforce any term of this agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the parties, which agreement must refer to this clause 19.4.

19.5 No consent shall be required from any person having rights under this agreement by virtue only of the Contracts Act to any amendment, variation, waiver or settlement of this agreement or any right or claim arising from or under it which (in each case) has been agreed by any party to it.

20.  APPLICABLE LAW AND SUBMISSION TO JURISDICTION

20.1 This agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with English law.

20.2 All disputes or claims arising out of or relating to this agreement shall be subject to the non-exclusive jurisdiction of the English Courts, to which the parties irrevocably submit.

IN WITNESS of the above the parties have executed this agreement as a deed on the date written at the head of this agreement.

EXECUTED AND DELIVERED         )
AS A DEED by FERRO METAL AND   )
CHEMICAL CORPORATION LIMITED   )
acting by:                     )


/s/ George MOFFETT
-------------------------------------
Director


/s/ Jack BENDHEIM
-------------------------------------
Director/Secretary


EXECUTED AND DELIVERED                )
AS A DEED by KOFFOLK (1949) LIMITED   )
acting by:                            )


/s/ Jack BENDHEIM
-------------------------------------
duly authorized for and on behalf of
Koffolk (1949) Limited


EXECUTED AND DELIVERED              )
AS A DEED by MRG HOLDINGS LIMITED   )
acting by:                          )


/s/ William MATHISON
-------------------------------------
Director


/s/ Loretta MATHISON
-------------------------------------
Director/Secretary


                                     -162-